Exhibit 99.1

For Immediate Release	For Further Information:

Joseph Noss, Vice President, Marketing (330) 373-1221 Ext. 2128

First Place Financial Corp. Announces Appointments

Warren, Ohio, June 27, 2006 –First Place Financial Corp. (Nasdaq:FPFC) President and Chief Executive Officer Steven R. Lewis announces the appointments of Jeffrey Ohlemacher to the board of directors and James Hunt as chairman of the locally based advisory board for First Place Financial Corp. Both have recently been board members of Northern Savings and Loan.

“We are pleased to announce the appointments of Jeff and Jim to the First Place team”, commented Steven R. Lewis. “Their leadership, proven success in business and dedication to the community are assets to the First Place organization,” added Lewis.

Mr. Ohlemacher is the President, CEO and Owner of Elyria Manufacturing Corp., a world-class supplier of precision machined turned parts and assemblies. He holds a Bachelor of Science in Mechanical Engineering from The Ohio State University. He is involved with the City of Elyria Civil Service Commission, a member of the Young Presidents Organization, an active participant in the Precision Machine Products Association and has served on the Elyria School Board.

Mr. Hunt is the President of The Brickyard, a wholesale distributor of brick to masonry building suppliers. He holds a Bachelor of Science degree from The Ohio State University and a MBA from Baldwin Wallace. In addition, Mr. Hunt is a member of Elyria Rotary and is a board member for Medical Equipment and Supplies Aboard and USA-Canada Youth Exchange.

About First Place Financial Corp.

First Place Financial Corp., a $3 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. operates 33 retail locations, 2 business financial service centers and 16 loan production offices through First Place Bank, Northern Savings & Loan Company and the Franklin Bank division of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.